Exhibit 99.1
Contacts:
Brad Cole
Genomic Health, Inc.
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
WeissComm Partners
415-946-1066
media@genomichealth.com
Genomic Health, Inc. Announces Third Quarter 2006 Financial Results and
Corporate Accomplishments
- Strong Continued Adoption and Reimbursement of Oncotype DX Breast Cancer Test Service -
- Positive Policy Decisions from Aetna and a Number of Regional Payors -
- Five San Antonio Breast Cancer Symposium Abstracts Accepted -
- Conference Call at 4:30 p.m. Eastern Today -
REDWOOD CITY, Calif., November 2, 2006 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results for the third quarter and nine months ended September 30, 2006.
Total revenue was $7.1 million in the third quarter of 2006, compared to $1.6 million in the third quarter of 2005. Oncotype DX product revenue was $6.9 million in the third quarter of 2006, compared to $1.4 million in the third quarter of 2005. The remainder in both years consisted of contract revenue from collaborations.
Product revenue from non-Medicare sources was $4.1 million in the third quarter of 2006, up 37 percent compared to the second quarter of 2006. Medicare product revenue was $2.8 million in the third quarter, down, as expected, by approximately $2.0 million from the second quarter of 2006. The second quarter included $2.8 million in retroactive payments from Medicare; excluding these retroactive payments, Medicare revenue in the third quarter was up by $0.8 million, or 40 percent, from the second quarter.
During the third quarter of 2006, approximately 47 percent of product revenue was recorded on an accrual basis and recognized at the time the test service results were delivered, reflecting established payment patterns from payors with coverage policies in place. The balance of product revenue was recognized upon cash collection.

Cost of product revenue was $2.7 million for the third quarter of 2006, compared to $1.6 million in the third quarter of 2005. Test service volume in the third quarter of 2006 was more than double that of the third quarter of 2005. The cost per test service delivered again decreased in the quarter compared to the comparable period in 2005.
Research and development expenses for the third quarter of 2006 were $3.2 million, compared to $2.3 million in the third quarter of 2005. Selling and marketing, and general and administrative expenses for the third quarter of 2006 were $9.9 million compared to $5.1 million for the third quarter of 2005. The increase in SG&A expense was due to expansion of the sales force, infrastructure to support Oncotype DX and costs associated with being a public company.
The company recorded a net loss of $8.2 million in the third quarter of 2006, compared to a net loss of $7.4 million in the third quarter of 2005.
Basic and diluted net loss per share was $0.33 for the three months ended September 30, 2006 compared to a net loss of $0.39 per share (on a pro forma basis) for the same period in 2005.
“We continue to see solid growth in Oncotype DX adoption and reimbursement,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “The steady increase in adoption underscores the oncology community’s growing support for Oncotype DX and the value we are delivering to both physicians and patients. We are also pleased to see growing support from payors. During the third quarter, Aetna posted a positive policy decision and several regional payors established contracts for Oncotype DX. It is clear that the additional clinical data published in the second quarter, along with growing physician demand, is having a positive impact on our discussions with payors.”
Financial Results for Nine Months Ended September 30, 2006
Total revenue for the nine months ended September 30, 2006 was $20.6 million, compared to $3.3 million for the first nine months of 2005. Product revenue for the nine months ended September 30, 2006 was $18.9 million, compared to $3.0 million for the first nine months of 2005. The company recorded $1.6 million of contract revenue in the nine months ended September 30, 2006 compared to $0.3 million of contract revenue for the first nine months of 2005.
Cost of product revenue for the nine months ended September 30, 2006 was $7.2 million, compared to $4.5 million for the comparable period in 2005. Research and development expenses for the first nine months of 2006 were $8.7 million as compared to $7.0 million in the first nine months of 2005. Selling and marketing, and general and administrative expenses for the first nine months of 2006 were $26.2 million as compared to $15.3 million in the first nine months of 2005.
Net loss for the nine months ended September 30, 2006 was $19.9 million, compared to $23.1 million for the first nine months of 2005.

Basic and diluted net loss per share was $0.81 for the nine months ended September 30, 2006, compared to a net loss of $1.23 per share (on a pro forma basis) for the same period in 2005.
Cash and cash equivalents at September 30, 2006 were $48.3 million, compared to $69.5 million at December 31, 2005 and $55.1 million at June 30, 2006.
Recent Highlights and Accomplishments
Publications & Scientific Presentations
•	Five abstracts (four posters and one oral presentation) regarding Oncotype DX, authored by company researchers and collaborators, have been accepted for the upcoming 29th Annual San Antonio Breast Cancer Symposium, taking place December 14-17, 2006:
-	A comparison of estrogen receptor (ER) measurement by three methods in node negative, estrogen receptor (ER) positive breast cancer: ligand binding (LB), immunohistochemistry (IHC), and quantitative RT-PCR
(Abstract 3116)
-	Quantitative RT-PCR analysis of ER and PR by Oncotype DX indicates distinct and different associations with prognosis and prediction of tamoxifen benefit (Abstract 45, oral presentation)
-	The impact on the Recurrence Score due to patient variation in the quantitative expression of individual genes or gene groups (Abstract 6039)
-	Subtypes of breast cancer defined by standardized quantitative RT-PCR analysis of 10,618 tumors (Abstract 6118)
-	Relationship between proliferation genes and expression of hormone and growth factor receptors: quantitative RT-PCR in 10,618 breast cancers (Abstract 6111)
Physician Adoption
•	More than 3,800 test services were delivered in the third quarter of 2006, up 17 percent from the second quarter of 2006, and compared to more than 1,850 test services delivered in the third quarter of 2005. Approximately 19 percent of test services delivered in the third quarter of 2006 were for Medicare patients.
•	Over 4,200 physicians have ordered a cumulative total of more than 17,000 test services for their patients.
Reimbursement
•	Aetna issued a positive coverage decision. In addition, a number of regional payors have agreed to reimburse for Oncotype DX test services and others have completed favorable technology assessment reviews of Oncotype DX.

Regulatory
•	Genomic Health continues its ongoing dialogue with FDA regarding the Oncotype DX breast cancer assay service. On September 5, 2006 FDA issued draft guidance on “In Vitro Diagnostic Multivariate Index Assays,” which was distributed for public comment purposes only. The company is evaluating the draft guidance and intends to submit comments.
Corporate Development
•	A licensing agreement with Pfizer Inc. and Wistar Institute regarding one of the genes in the Oncotype DX 21-gene panel, which is subject to a patent exclusively licensed by a subsidiary of Pfizer, was recently signed, bringing to conclusion a discussion begun in late 2004.
Conference Call Details
To access the live conference call today, November 2 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 9608822. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 8 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291internationally. The replay passcode is 9608822.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test service, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com .
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued growth in adoption of and reimbursement for our test service; our belief that the increase in adoption underscores the oncology community’s growing support for our test service and the value it provides to patients and physicians; our belief as to the results published clinical data and growing physician demand is having on our discussions with payors; and our intention to submit comments on FDA’s draft guidance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test services; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing test service and any future services we may develop; the risks and uncertainties associated with the regulation of our test services by FDA; our ability to compete against third parties; our ability to develop and commercialize new test services; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$6,928	$1,375	$18,932	$2,960
Contract revenues	191	216	1,626	316

Total revenues	7,119	1,591	20,558	3,276

OPERATING EXPENSES:
Cost of product revenues	2,674	1,647	7,201	4,520
Research and development	3,229	2,341	8,678	6,971
Selling and marketing	6,429	3,390	17,331	10,804
General and administrative	3,464	1,724	8,904	4,511

Total operating expenses	15,796	9,102	42,114	26,806

Operating loss	(8,677)	(7,511)	(21,556)	(23,530)

Other income (expense):
Interest income	594	156	1,932	549
Interest expense	(105)	(91)	(312)	(162)
Other income	8	0	11	1

Net loss	($8,180)	($7,446)	($19,925)	($23,142)

Basic and diluted net loss per share	($0.33)	($3.55)	($0.81)	($11.79)

Shares used to compute basic and diluted net loss per share	24,516,761	2,095,858	24,499,316	1,963,384

Pro forma basic and diluted net loss per share		($0.39)		($1.23)

Shares used to compute pro forma basic and diluted net loss per share		18,990,089		18,855,192

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)

Cash and cash equivalents	$26,565	$18,839
Short term investments	21,778	50,688
Accounts receivable	1,907	314
Prepaid expenses and other current assets	2,128	1,621

Total current assets	52,378	71,462

Property and equipment, net	8,230	3,597
Restricted cash	500	500
Other assets	151	240

Total assets	$61,259	$75,799

Accounts payable	$1,724	$1,393
Other current liabilities	4,886	2,978
Deferred revenue	1,161	238
Capital leases, short-term	1,384	1,052
Capital leases, long-term	2,308	2,621
Stockholder’s equity	49,796	67,517

Total liabilities and stockholders’ equity	$61,259	$75,799

The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2005.